EXHIBIT 99

                                                                  April 16, 2002


                   PSEG ANNOUNCES FIRST-QUARTER 2002 EARNINGS:
                       87 CENTS PER SHARE OF COMMON STOCK,
               REFLECTING A NON-CASH CHARGE OF 15 CENTS PER SHARE
                           RELATED TO ARGENTINE CRISIS

                Company Affirms 2002 EPS Guidance of $3.90-$4.10



     Public Service Enterprise Group (PSEG) announced today (April 16, 2002) that results for the first quarter of 2002 were $180 million or 87 cents per share of common stock, based on 206 million average shares outstanding. The results include a non-cash charge of $31 million or 15 cents per share due to a first-quarter change in the functional currency of an investment in Argentina resulting from the economic crisis there. Results excluding the charge would have been $211 million or $1.02 per share.

     Comparatively,  consolidated  earnings  for the first  quarter of 2001 were
$261  million  or  $1.25  per  share,   based  on  208  million  average  shares
outstanding.

     E.  James  Ferland,   chairman  and  chief  executive  officer,   announced
first-quarter results at PSEG's Annual Meeting of Shareholders, held today in Newark, NJ.

     "Aside from the unfortunate developments in Argentina and their impact on our investments there, PSEG had a satisfactory start to 2002 that reflected the strengths of our balanced portfolio. PSEG Power performed well above expectations due primarily to higher revenues from generation service to PSE&G's customers and from lower fuel prices to produce electricity. This largely offset the effects of mild winter weather on PSE&G's energy sales."

     Ferland reiterated PSEG's full-year, earnings-per-share guidance of $3.90 to $4.10, excluding any accounting charges associated with the Argentine crisis or the adoption of a new accounting standard on goodwill.

     "PSEG Power will be a major driver in PSEG's achieving its goals for the year," Ferland said. "Power's successful participation as an indirect supplier of energy to the state's utilities, including PSE&G, involved in New Jersey's recent basic generation service (BGS) auction will have a meaningful effect on PSEG's bottom line, particularly in the second half of the year and should more than offset the lack of an earnings contribution from Argentina," Ferland said.

     He said PSEG Power surpassed its objective of securing contracts on more than 75% of its capacity with suppliers that won the right to serve New Jersey's utilities, including PSE&G, for a one-year period beginning August 1. At the same time, PSE&G was able to secure all of its power supply for the one-year period at competitive prices, he said.

     In discussing the 15 cents-per-share, non-cash charge recorded in the first quarter, Ferland said it was related to a change in the functional currency of EDEERSA, a distribution company in which PSEG Global has a 90% interest, from the U.S. dollar to the Argentine peso. The peso has lost significant value this year due to the ongoing turmoil in the South American country and, because of the change in functional currency, he said, approximately $76 million of non-recourse, U.S. dollar-denominated debt was marked to the peso.

     "This charge of $31 million ($47 million before taxes) reduces our previously disclosed exposure in Argentina from $632 million to $585 million," Ferland said.

     During 2002, PSEG will be required to adopt a new accounting standard, SFAS
142. Ferland explained that it deals with the accounting for the carrying value of goodwill on a company's balance sheet. He said that PSEG is still evaluating the impact of adopting the new standard and that, while its application may result in non-cash charges this year, neither they nor the Argentine developments would significantly affect the company's ability to meet its long-term, earnings-per-share growth objectives.

     "We are a $25 billion company, with a strategically balanced and diversified portfolio of energy businesses and investments in the United States and around the world," Ferland said. "While write-offs for any reason are certainly undesirable, those that we may confront during the course of 2002 will not by themselves keep PSEG from meeting its long-term annual EPS growth target of 7%."

     Ferland said other factors affecting PSEG's first-quarter results included the following:

     o PSE&G had a 20 cents-per-share, comparative decrease from the first quarter of 2001 for a number of reasons. A major factor behind the utility's lower results was the absence of interest income (18 cents per share) on an inter-company note associated with its transfer of generation assets to PSEG Power under a regulatory order related to industry restructuring in New Jersey. Also, utility sales were affected by the mild winter weather that swept much of the country, reducing earnings by 13 cents per share. These effects were offset by higher gas rates implemented in January and by lower operating costs.

     o PSEG Power's earnings were comparatively higher by nine cents per share driven by reduced interest expense related to the inter-company note. In addition, Power continued to benefit from strong gross margin, primarily due to an increase in revenues from serving nearly 100% of the basic generation service requirements of PSE&G. A number of customers had migrated to other energy suppliers under an opportunity afforded them by restructuring but returned to PSE&G during the course of 2001.

     o PSEG Energy Holdings' quarterly earnings, exclusive of the foreign currency loss of 15 cents per share, were down by 12 cents per share on a comparative basis. This was due mostly to the timing of distributions to PSEG Global related to its 2001 withdrawal from an interest in the Eagle Point Cogeneration Partnership (19 cents per share); Global expects to recover much of this shortfall with scheduled payments later this year. The effect at Global was offset by, among other factors, higher income from additions and improvements in the performance of certain Global projects and from higher income as a result of additions to PSEG Resources' portfolio of energy-related, leveraged-lease investments.


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         This release includes forward-looking statements. Although Public
         Service Enterprise Group Incorporated and its subsidiaries believe that their expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.
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